EXHIBIT 99.4

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: October 23, 2023	/s/ Anthony A. Yoseloff
ANTHONY A YOSELOFF, (i) individually, (ii) as Executive Managing Member of: (a) Davidson Kempner Capital Management LP, (x) for itself and (y) as Investment Manager of Davidson Kempner International Ltd. and DKIP (Cayman) Ltd II, (b) M.H. Davidson & Co. GP, L.L.C., as General Partner of M.H. Davidson & Co., (c) MHD Management Co. GP, L.L.C., as General Partner of MHD Management Co. as General Partner of Davidson Kempner Partners, (d) DK Group LLC, as General Partner of Davidson Kempner Distressed Opportunities Fund LP, (e) DK Stillwater GP LLC, as General Partner of DK Management Partners LP as Investment Manager of Davidson Kempner Distressed Opportunities International Ltd., (f) Midtown Acquisitions GP LLC, as General Partner of Midtown Acquisitions L.P., and (iii) as Director of Davidson Kempner Advisers Inc. as General Partner of Davidson Kempner Institutional Partners, L.P.